Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279847

HINES GLOBAL INCOME TRUST, INC.
SUPPLEMENT NO. 5, DATED AUGUST 3, 2026
TO THE PROSPECTUS, DATED APRIL 22, 2026

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global Income Trust, Inc., dated April 22, 2026 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 14, 2026, Supplement No.2, dated May 18, 2026, Supplement No.3, dated June 15, 2026 and Supplement No.4, dated July 17, 2026. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is:

A.to update the "Suitability Standards" section of the Prospectus.

A.Update to "Suitability Standards" section of the Prospectus

The paragraph titled "Pennsylvania" is removed, reflecting that the limitation set forth in that paragraph is no longer applicable.